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                        VESTAR CAPITAL PARTNERS IV, L.P.
                                 245 Park Avenue
                                   41st Floor
                            New York, New York 10167


                                                               October 16, 2000



V.S.M. Acquisition Corp.
245 Park Avenue
41st Floor
New York, New York  10167


Ladies and Gentlemen:

                  V.S.M. Acquisition Corp., a Delaware corporation ("PURCHASER"), has been organized at the direction of affiliates of Vestar Capital Partners IV, L.P. ("VESTAR") and Park Avenue Equity Partners, L.P. in order to make a tender offer to purchase all outstanding shares of common stock of Sunrise Medical, Inc. (the "COMPANY") and merge into the Company. This tender offer ("OFFER") and merger (the "MERGER") will be made substantially on the terms set forth in the Agreement and Plan of Merger dated as of the date hereof, among the Company, V.S.M. Investors, LLC, V.S.M. Holdings, Inc. and Purchaser, including the Annex, the Exhibits and the Schedules thereto (the "MERGER AGREEMENT"). Capitalized terms used herein and not defined have the meanings set forth in the Merger Agreement.

                  In order to enable Purchaser to consummate the Offer and the Merger, Vestar is pleased to commit to provide or cause an affiliate to provide to Purchaser the amount of common equity required to be provided by it pursuant to the Commitment Letters of Bankers Trust Company referred to in
Section 3.2(c) of the Merger Agreement in order to consummate the Offer and the Merger. Such commitment is subject to (i) Vestar determining in its good faith

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judgment that all conditions to the purchase of shares of Company common stock pursuant to the Offer set forth in the Merger Agreement and all conditions in the aforesaid Commitment Letters have been satisfied or have been waived by all parties for whose benefit such conditions exist and (ii) the concurrent consummation of the Offer. No person or entity other than Purchaser may rely on this commitment.



                                      Very truly yours,



                                      VESTAR CAPITAL PARTNERS IV, L.P.

                                      By:    Vestar Associates IV, L.P.,
                                             its General Partner

                                      By:    Vestar Associates Corporation IV,
                                             its General Partner

                                      By:
                                         --------------------------------------
                                          Name:
                                          Title:  Managing Director

Agreed and accepted as of
the date first written above:

V.S.M. ACQUISITION CORP.


By:
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    Name:
    Title: